Exhibit 99.1

November 10, 2005

Contact: Ron Kurtz
(713) 267-3686

MAXXAM REPORTS RESULTS FOR THIRD QUARTER 2005 AND FIRST NINE MONTHS OF 2005

HOUSTON, Texas (November 10, 2005) - MAXXAM Inc. (AMEX: MXM) reported net income of $4.3 million, or $0.62 earnings per share, on a fully diluted basis, for the third quarter of 2005, compared to a net loss of $20.2 million, or $3.37 per share loss, for the same period a year ago. Net sales for the third quarter of 2005 totaled $105.8 million, compared to $81.5 million in the third quarter of 2004.

For the first nine months of 2005, MAXXAM reported a net loss of $19.5 million, or $3.26 per share loss, compared to a net loss of $45.8 million, or $7.66 per share loss, for the same period of 2004. Net sales for the first nine months of 2005 were $276.0 million, compared to $242.9 million for the first nine months of 2004.

FOREST PRODUCTS OPERATIONS

Net sales for forest products operations decreased to $42.6 million for the third quarter of 2005, as compared to $49.6 million for the third quarter of 2004. The $7.0 million decrease in net sales was due to a decline in lumber shipments during the quarter, compounded by an unfavorable shift in lumber sold from redwood lumber to lower-priced, common grade Douglas-fir lumber. Additionally, there was an approximate 24% decline in the average sales price of common grade Douglas-fir during the third quarter, as compared to the same period in 2004.

Operating results declined by $3.1 million for the third quarter of 2005, compared to the same period in 2004, primarily due to decreased net sales, higher harvesting, hauling, and production costs, and a significant increase in legal and advisor fees relating primarily to Scotia LLC's efforts to pursue a negotiated restructuring of its Timber Collateralized Notes (Timber Notes).

REAL ESTATE OPERATIONS

Real estate sales and operating income more than doubled during the quarter, increasing to $52.3 million and $30.7 million, respectively, for the quarter ended September 30, 2005, due to a significant acreage sale at the Company's Palmas del Mar development as well as increased sales activity at the Company's Fountain Hills development.

RACING OPERATIONS

Net sales and operating results for the Company's racing operations declined $0.7 million and $0.3 million, respectively, for the third quarter of 2005, as compared to the same period in 2004, principally due to a fewer number of live race days at Sam Houston Race Park and Valley Race Park during the third quarter of 2005.

CORPORATE AND OTHER

The Corporate segment's results declined from an operating loss of $4.2 million in the third quarter of 2004 to an operating loss of $7.1 million in the third quarter of 2005, primarily due to a $4.1 million charge recognized in the third quarter of 2005 related to changes in stock-based compensation, which is adjusted as the market value of the Company's common stock changes. For the nine months ended September 30, 2005, however, this charge is largely offset by a benefit of $3.8 million recognized during the first six months of 2005, also related to changes in stock-based compensation.

Investment, interest and other income increased $4.1 million for the three months ended September 30, 2005, as compared to the same period a year ago, primarily due to higher returns on marketable securities and other short-term investments.

PALCO - SCOTIA LLC LIQUIDITY UPDATE

Prior to the issuance of this press release, MAXXAM filed its quarterly report on Form 10-Q with the Securities and Exchange Commission. The Condensed Notes to Financial Statements and other sections of the Form 10-Q discuss how the cash flows of The Pacific Lumber Company (Palco) and Scotia Pacific Company LLC (Scotia LLC), indirect subsidiaries of MAXXAM, have been materially adversely affected by ongoing regulatory, environmental and litigation challenges. Both Palco and Scotia LLC continue to experience liquidity difficulties.

Scotia LLC's management has concluded that, in the absence of significant regulatory relief and accommodations, Scotia LLC's annual timber harvest levels and cash flows from operations will in future years be substantially below both historical levels and the minimum levels necessary in order to allow Scotia LLC to satisfy its debt service obligations in respect of the Timber Notes. Additionally, Palco's management has concluded that Palco will need additional liquidity beyond that provided by Palco's five-year $35.0 million secured term loan (Term Loan) and its five-year $30.0 million secured, asset based revolving credit facility (Revolving Credit Facility), as amended, to fund its working capital requirements in 2005 and 2006. In October 2005, the Term Loan and Revolving Credit Facility were amended to, among other things, temporarily increase the Revolving Credit Facility from $30.0 million to $35.0 million (subject to limitations).

To the extent that Scotia LLC is unable to restructure its Timber Notes consistent with management's expectations as to future harvest levels and cash flows and/or Scotia LLC and Palco are unable to secure additional liquidity from external sources to fund their working capital and debt service requirements, the Company expects that Scotia LLC and/or Palco, will be forced to take extraordinary actions, which may include: further reducing expenditures by laying off employees and shutting down various operations; seeking other sources of liquidity; and seeking protection by filing under the Bankruptcy Code.

OTHER MATTERS

As previously announced in prior earnings statements, MAXXAM may from time to time purchase shares of its common stock on national exchanges or in privately negotiated transactions.

152 - 103006

Company press releases may contain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.

MAXXAM INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In millions of dollars, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(Unaudited)
Net sales:
Forest products	$42.6	$49.6	$136.8	$149.2
Real estate	52.3	20.3	105.2	55.1
Racing	10.9	11.6	34.0	38.6
	105.8	81.5	276.0	242.9

Costs and expenses	(86.1)	(83.0)	(247.0)	(241.9)

Operating income (loss):
Forest products	(2.1)	1.0	(8.0)	3.2
Real estate	30.7	3.2	48.4	10.3
Racing	(1.8)	(1.5)	(2.9)	(1.7)
Corporate	(7.1)	(4.2)	(8.5)	(10.8)
	19.7	(1.5)	29.0	1.0

Other income (expense):
Investment, interest and other income	4.1	-	9.6	9.0
Interest expense	(19.5)	(18.6)	(58.1)	(55.7)
Income (loss) before income taxes	4.3	(20.1)	(19.5)	(45.7)
Provision for income taxes	-	(0.1)	-	(0.1)
Net income (loss)	$4.3	$(20.2)	$(19.5)	$(45.8)

Basic income (loss) per common and common
equivalent share	$0.72	$(3.37)	$(3.26)	$(7.66)

Diluted income (loss) per common and common
equivalent share	$0.62	$(3.37)	$(3.26)	$(7.66)